Exhibit 16

June 10, 2004

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

450 Fifth Street, N.W.

Mail Stop 95

Washington, D.C.  20549

RE: File No. 000-04169

Ladies and Gentlemen:

We were previously engaged as the principal accountants for SYS (the “Company”) and on August 26, 2003, except for Note 4 as to which the date was September 22, 2003, we reported on the consolidated financial statements of the Company and its subsidiaries as of June 30, 2003 and 2002 and for the years then ended. On December 10, 2003, we were informed that we were dismissed as the principal accountants for the Company.  We have read the Company’s statements included pursuant to Item 4 in its Form 8-K Current Report dated December 10, 2003, as amended on June 10, 2004.  At the request of the Company, we hereby state that we agree with the statements included in the third, fourth, fifth and sixth paragraphs of Item 4 that relate to our Firm.

/s/ J.H. COHN LLP
J.H. COHN LLP